EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Aeroflex Incorporated

We consent to the incorporation by reference in this Aeroflex Incorporated Registration Statement on Form S-3 and related prospectus of Aeroflex Incorporated of our report dated August 13, 2003 relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows and related schedule for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003 Annual Report on Form 10-K of Aeroflex Incorporated and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Melville, New York

December 5, 2003